As filed with the Securities and Exchange Commission on September 9, 2010

Registration No.333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________

Form S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PHOTRONICS, INC.
(Exact name of registrant as specified in its charter)

CONNECTICUT	06-0854886
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

15 Secor Road
Brookfield, CT 06804
(Address of Principal Executive Offices)

PHOTRONICS, INC.
Employee Stock Purchase Plan Amended and Current as of April 8, 2010
(Full Title of the Plan)

Richelle E. Burr
Vice President, General Counsel and Secretary
PHOTRONICS, INC.
15 Secor Road
Brookfield, CT 06804
(Name and address of agent for service)

(203) 775-9000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a nonaccelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be	Amount to be	Proposed maximum	Proposed maximum	Amount of
Registered	registered (1)	offering price per share	aggregate offering price	registration fee
Common Stock, Par Value $.01 (1)	300,000	$4.43	$1,329,000	$94.76

(1)	This Registration Statement relates to the registration of 300,000 shares of Common Stock, $0.01 par value, of Photronics, Inc. (the “Company”) to be offered pursuant to the Company’s Employee Stock Purchase Plan, amended and current as of April 8, 2010 (the “Plan”). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 (c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”). The Proposed Maximum Offering Price is based on the average of the high and low sale prices of the Common Stock of the Registrant as reported on the NASDAQ Stock Market on September 1, 2010.

(3)	Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price for the 300,000 shares available under the Plan subject to currently outstanding options are based on the per share weighted average exercise price of the options of $4.43.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

____________________

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following information filed by Photronics, Inc. (the “Registrant” or “Photronics”) with the Securities and Exchange Commission (the “Commission”) is incorporated herein by reference:

(a)	The Registrant’s annual report on Form 10-K for the fiscal year ended November 1, 2009 (filed on January 8, 2010);

On November 2, 2009, the Company adopted new accounting standards for noncontrolling interests as set forth in the Consolidation Topic No. 810 of the Accounting Standards Codification. These standards require companies to classify expenses related to noncontrolling interests’ share in income (loss) below net income (loss). Earnings per share continues to be determined after the impact of the noncontrolling interests’ share in net income (loss) of the Company. In addition, these standards require noncontrolling interests to be presented as a separate caption within equity. The presentation and disclosure requirements of these standards were retrospectively applied. The adoption of these standards resulted in the reclassification of $49.9 million of noncontrolling interests in the consolidated balance sheet to equity on November 2, 2009.

(b)	The Registrant’s quarterly reports on Form 10-Q for the fiscal quarter ended January 31, 2010 (filed on March 11, 2010), May 2, 2010 (filed on June 10, 2010) and August 1, 2010 (filed on September 9, 2010).

(c)	The Registrant’s current reports on Form 8-K filed February 16, 2010, February 17, 2010, April 14, 2010, May 13, 2010, May 20, 2010, May 27, 2010, August 18, 2010.

(d)	The description of the Registrant's common stock included in its Registration Statement on Form S-3, filed on June 25, 2009.

     In addition, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable; the class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

     See Exhibit 5.1

Item 6. Indemnification of Directors and Officers.

     Under applicable Connecticut law, the Registrant shall provide for indemnification of its directors, officers, employees and agents. Applicable Connecticut law requires the Registrant to indemnify a director against judgments and other expenses of litigation when he is sued by reason of his being a director in any proceeding brought, other than on behalf of the corporation, if a director is successful on the merits in defense, or acted in good faith and in a manner reasonably believed to be in the best interests of the corporation, and in all other cases that his conduct was at least not opposed to the best interests of the corporation, or in a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In a proceeding brought on behalf of a corporation (a derivative action), a director is entitled to be indemnified by the corporation for reasonable expenses of litigation, if the director is finally adjudged not to have breached his duty to the corporation. In addition, a director is entitled to indemnification for both derivative and non-derivative actions, if a court determines, upon application, that the director is fairly and reasonably entitled to be indemnified. Finally, the Registrant maintains director and officer liability insurance which provides insurance for the Registrant's directors and officers in connection with claims brought against them in their capacity as such with the Registrant.

     Article Ninth of the Registrant's Certificate of Incorporation limits directors' monetary liability for actions or omissions made in good faith, which are later determined to be a breach of their duty as directors of the Registrant. Article Ninth does not eliminate or limit a director's liability for breaches of fiduciary duty for actions or omissions which (i) involved a knowing and culpable violation of law; (ii) enabled a director or an associate (as defined in the Act) to receive an improper personal economic gain; (iii) showed a lack of good faith and conscious disregard for his duty as a director under circumstances where the director was aware that his actions created an unjustifiable risk of serious injury to the Registrant; (iv) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of his duty; or (v) involved the improper distribution of Registrant assets to its shareholders or an improper loan to an officer, director or 5% shareholder. Article Ninth also does not preclude suits for equitable relief, such as an injunction, nor would it shield directors from liability for violations of the federal securities laws. Moreover, Article Ninth does not limit the liability of directors for any act or omission that occurred prior to the date the Article became effective and does not limit the potential liability of officer-directors in their capacity as officers.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

     The exhibits filed as part of this Registration Statement are set forth below in the Exhibits Index.

Item 9. Undertakings.

     A. The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement (or the most recent post-effective amendment thereto); and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling person of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Brookfield, State of Connecticut, on the 20th day of August 2010.

PHOTRONICS, INC.

By /s/ Richelle E. Burr
--------------------------------
Richelle E. Burr
Vice President, General Counsel
and Secretary

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Richelle E. Burr and Sean T. Smith, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, without the other, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Constantine S. Macricostas	Chairman of the Board of	August 20, 2010
Constantine S. Macricostas	Directors and Chief Executive Officer

/s/ Sean T. Smith	Senior Vice President and	August 20, 2010
Sean T. Smith	Chief Financial Officer
(Principal Financial and
Accounting Officer)

/s/ Walter M. Fiederowicz	Director	September 8, 2010
Walter M. Fiederowicz

/s/ Joseph A. Fiorita, Jr.	Director	August 20, 2010
Joseph A. Fiorita, Jr.

/s/ Willem D. Maris	Director	August 20, 2010
Willem D. Maris

/s/ George Macricostas	Director	August 20, 2010
George Macricostas

Director
Mitchell G. Tyson

EXHIBITS INDEX

Exhibit No.	Description
3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 28, 2007 (Commission File Number 000-15451).

3.2	By-laws of the Registrant, (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, File Number 33-11694, which was declared effective by the Commission on March 10, 1987).

4.1	Photronics, Inc. Employee Stock Purchase Plan (Amended and Current as of April 8, 2010).

5.1	Opinion of Richelle E. Burr, Esq.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Richelle E. Burr, Esq. (contained in Exhibit 5.1).

24.1	Power of Attorney (contained on the Signature Page of this Registration Statement).